UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                          INTELIDATA TECHNOLOGIES CORP.
                          -----------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.001 PER SHARE
                     ---------------------------------------
                         (Title of Class of Securities)


                                   45814T1407
                                 --------------
                                 (CUSIP Number)


                                OCTOBER 14, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)
          [ ] Rule 13d-1(c)
          [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO. 45814T1407                                          PAGE 2 OF 5 PAGES
--------------------                                          -----------------

1   NAMES OF REPORTING PERSONS

    John H. Timmis

    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
    ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
    N/A                                                                  (b) [ ]
    ----------------------------------------------------------------------------
3   SEC USE ONLY
    ----------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    U.S.
    ----------------------------------------------------------------------------
                  5  SOLE VOTING POWER

                     801,000 shares
     NUMBER OF       -----------------------------------------------------------
      SHARES      6  SHARED VOTING POWER
    BENEFICIALLY
     OWNED BY        887,000 shares
       EACH          -----------------------------------------------------------
     REPORTING    7  SOLE DISPOSITIVE POWER
      PERSON
       WITH          801,000 shares
                     -----------------------------------------------------------
                  8  SHARED DISPOSITIVE POWER

                     887,000 shares
                     -----------------------------------------------------------

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,688,000 shares
    ----------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

    ----------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.3%
    ----------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
    ----------------------------------------------------------------------------

CUSIP NO. 45814T1407                                          PAGE 3 OF 5 PAGES
--------------------                                          -----------------


ITEM 1(a). NAME OF ISSUER:

           Intelidata Technologies Corporation

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           13100 Worldgate Drive, Suite 600
           Herndon, VA 20170

ITEM 2(a). NAME OF PERSON FILING:

           John H. Timmis

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           J. H. Timmis Associates Inc.
           278 Hawley Road
           North Salem, NY 10560

ITEM 2(c). CITIZENSHIP:

           United States

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock, $.001 par value

ITEM 2(e). CUSIP NUMBER:

           45814T1407

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] Broker or Dealer registered under section 15 of the Act,

           (b)  [ ]  Bank as defined in section 3(a)(6) of the Act,

           (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act,

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

           (e)  [ ]  An   investment   adviser   in   accordance   with
                     ss.240.13d-1(b)(1)(ii)(E),

CUSIP NO. 45814T1407                                          PAGE 4 OF 5 PAGES
--------------------                                          -----------------


           (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F),

           (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G),

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

           (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940,

           (j)  [ ] A group, in accordance with ss.13d-1(b)(1)(ii)(J).

           If this statement is filed pursuant to ss.240.13d-1(c), check this box [X]

ITEM 4. OWNERSHIP.

           (a)  Amount beneficially owned:

                1,688,000 shares

           (b)  Percent of class:

                5.3%

           (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote: 801,000 shares
               (ii)  Shared power to vote or to direct the vote: 887,000 shares
               (iii) Sole  power to dispose  or to direct  the  disposition  of:
                     801,000 shares
               (iv)  Shared power to dispose or to direct  the  disposition  of:
                     887,000 shares

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The wife of the reporting person and various advisory accounts managed by the reporting person who are beneficial owners of certain portions of the subject securities have the right to receive dividends from and the proceeds of the sale of such securities. None of such parties owns beneficially more than 5% of the class.

CUSIP NO. 45814T1407                                          PAGE 5 OF 5 PAGES
--------------------                                          -----------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                   SIGNATURE.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           December 17, 1998
                                         ---------------------
                                                (Date)

                                          /s/ John H. Timmis
                                         ---------------------
                                              (Signature)

                                            John H. Timmis
                                         ---------------------
                                             (Name/Title)